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                                 EXHIBIT (4)(f)

                              FORM OF POLICY RIDER
                              (PREMIUM ENHANCEMENT)

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                        AUSA LIFE INSURANCE COMPANY, INC.
                                 A Stock Company
        Home Office located at: 4 Manhattanville Road, Purchase, New York Adm. Office located at: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499
                                 (800) 553-5957
                  (Hereafter called the Company, we, our or us)

                            PREMIUM ENHANCEMENT RIDER

The Policy to which this Rider is attached is amended to include a Premium Enhancement and to modify Agreement, Policy Value and Surrender Charges policy provisions and Policy Data Page the following language:

PREMIUM ENHANCEMENT

When a Premium payment is paid, an amount equal to a percentage of that premium referred to, as a Premium Enhancement will be added to the Policy Value. The Premium Enhancement applicable to the initial premium payment is set forth on the Policy Data Page. The amount of the Premium Enhancement is not considered a premium payment. The Premium Enhancement is considered part of Earnings. The Premium Enhancement may vary from premium to premium on subsequent premium payments but will never be less than 0% nor more than 5%. We will advise You of the amount of the Premium Enhancement applicable to each subsequent premium payment in a confirmation that We will send You. Premium Enhancements will be applied using the same allocation that applies to the corresponding premium payment. No Premium Enhancement will apply if the Policy is cancelled pursuant to the Right to Cancel provision.

Please refer to the Important Disclosure concerning the Premium Enhancement, which was provided to you on the back page of Your application, for additional information.

The Agreement provision of the Face Page, is replaced by the following language:

WE AGREE

o  To provide annuity payments as set forth in Section 10 of this policy,
o  Or to pay Withdrawal benefits in accordance with Section 5 of this policy,
o  Or to pay death proceeds in accordance with Section 9 of this policy.

This Policy permits the accumulation of funds on a tax-deferred basis and provides a periodic annuity payment for the life of the Annuitant or for a certain period time. Payments start on the Annuity Commencement Date.

The smallest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable Annuity Payments will not decrease is 6.25%

Prior to the Annuity Commencement Date, a daily charge corresponding to an annual charge of 1.90% for the Annual Step-Up death benefit option for Policy Years 1-9 (1.45% for Policy Years 10 or more), or 1.75% for the Return of Premium death benefit option for Policy Years 1-9 (1.30% for Policy Years 10 or more) is applied by the Company to the assets of the Separate Account. The corresponding charge after the Annuity Commencement Date is 1.25%, regardless of the death benefit option elected prior to the Annuity Commencement Date. In addition, a maximum annual Service Charge of $30 is assessed (prior to the Annuity Commencement Date only) on each Policy Anniversary if either the sum of premiums less Withdrawals is less than $50,000 (or the Policy Value is less than $50,000) on the Policy Anniversary, See the "Service Charge" provision in
Section 4 and the "Charges and Deductions" provision in Section 6 of this policy for more details.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the application and payment of the initial premium as provided.

This policy may be applied for and issued to qualify as a tax-qualified annuity under the applicable sections of the Internal Revenue Code.



RER 3 902

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The Policy Value provision of Section 4, is replaced by the following language:

POLICY VALUE

On or before the Annuity Commencement Date, the Policy Value is equal to Your:
(a) premium payments plus corresponding Premium Enhancements; minus
(b) gross Partial Withdrawals (as defined in Section 5); plus
(c) interest credited to the Fixed Account (see Section 7); plus
(d) accumulated gains in the Separate Account (see Section 6); minus
(e) accumulated losses in the Separate Account (see Section 6); minus
(f) service charges, premium taxes, rider fees and transfer fees, if any.

You may use the Policy Value on the Annuity Commencement Date to provide lifetime income or income for a period of no less than 60 months under the General Payment Provisions in Section 10.

The Surrender Charges provision of Section 5, is replaced by the following language:

SURRENDER CHARGES

Amounts withdrawn in excess of the surrender charge free amount specified in the Withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

       Number of Years                    Percentage of
        Since Premium                   Premium Withdrawn
         Payment Date
             0-1                               9%
             1-2                               8%
             2-3                               7%
             3-4                               6%
             4-5                               5%
             5-6                               4%
             6-7                               3%
             7-8                               2%
             8-9                               1%
             9 or more                         0%

For Surrender Charge purposes, all earnings (including Premium Enhancement(s)) are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to Withdrawals of premium is a "First-In, First-Out" or FIFO procedure).

                        Signed for us at our home office.

               /s/ Craig D. Vermie           /s/ Tom Schlossberg
                    SECRETARY                     PRESIDENT



RER 3 902 (B)

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                             SECTION 2 - POLICY DATA

POLICY NUMBER:     07-12345                             ANNUITANT:     John Doe

INITIAL PREMIUM
PAYMENT:           $100,000.00                      ISSUE AGE/SEX:     35 / Male

POLICY DATE:       October 30, 2002                      OWNER(S):     John Doe

ANNUITY
COMMENCEMENT                                            GUARANTEED
DATE:              October 30, 2050                        MINIMUM
                                                     DEATH BENEFIT
                                                           OPTION:     P

BENEFICIARY:       Jane Doe

Premium Enhancement Percentage on Initial Premium Payment:                    4%

Initial Effective Annual Interest Rate Credited to Fixed Account:             3%

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:              3%

Before the Annuity Commencement Date:

    SERVICE CHARGE: Annual charge equal to the lesser of 2% of the Policy Value or $30.

    Death Benefit Option P             Return of Premium
        Mortality and Expense Risk Fee and Administrative Charge:

        Policy Years 1-9                                               1.75%
        Policy Years 10 or more                                        1.30%

    Death Benefit Option C             Annual Step-up to age 81
        Mortality and Expense Risk Fee and Administrative Charge:

        Policy Years 1-9                                               1.90%
        Policy Years 10 or more                                        1.45%

After the Annuity Commencement Date:

    Mortality and Expense Risk Fee and Administrative Charge:              1.25%

The minimum initial premium payment is $5,000 for nonqualified and $1,000 for qualified.

The maximum total premium payments, which we will accept without prior approval is $1,000,000.

SURRENDER CHARGES:

Number of Years                                      Percentage of
Since Premium                                        Premium Withdrawn
Payment Date

      0-1                                                    9%
      1-2                                                    8%
      2-3                                                    7%
      3-4                                                    6%
      4-5                                                    5%
      5-6                                                    4%
      6-7                                                    3%
      7-8                                                    2%
      8-9                                                    1%
      9 or more                                              0%



AV806 101 158 102SP (PE)